Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 156 to Registration Statement No. 002-11884 on Form N-1A of our reports dated September 15, 2014 relating to the financial statements and financial highlights of Fidelity Value Discovery Fund and Fidelity Series Intrinsic Opportunities Fund, each a fund of Fidelity Puritan Trust, appearing in the Annual Report on Form N-CSR of Fidelity Puritan Trust for the year ended July 31, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 25, 2014